                                                                   Exhibit 10.19

                               SEVERANCE AGREEMENT


         This Severance Agreement (the "Agreement") is dated November 3, 1999, between InKine Pharmaceutical Company, Inc. (the "Company") and Taffy J. Williams ("Williams").

         Williams has been employed by the Company since 1995, and is currently employed as President and Chief Operating Officer of the Company pursuant to the terms of an Employment Agreement with the Company dated as of November 6, 1997 (the "Employment Agreement"). The Company and Williams have mutually agreed to terminate the Employment Agreement and Williams's employment with the Company on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Williams, intending to be legally bound, agree as follows:

         1. Termination of Employment and Employment Agreement.

                  a. Williams hereby resigns as an employee of the Company, as President of the Company, as a Director of the Company, and as an employee, officer and director of each Affiliate (as defined below) of the Company. The Company accepts such resignations, effective as of the date hereof. "Affiliate" means any partially-owned or wholly-owned subsidiary of the Company and any entity controlled by, controlling or under common control with the Company.

                  b. The Employment Agreement is terminated and of no further force and effect from and after the date hereof.

         2. Severance Payments and Benefits.

                  a. The Company shall pay Williams as a "Severance Payment" the aggregate sum of $256,667, subject to deductions required by law, which is equivalent to fourteen months severance pay for the period November 1, 1999 through December 31, 2000 (the "Severance Period"). The Severance Payment shall be made in equal semi-monthly installments of $9,166.67, in arrears, less deductions as aforesaid, during the Severance Period.

                  b. The Company shall pay Edward J. Kelleher's actual and customary fee, but not in excess of $22,000, for providing Williams with outplacement advisory and counseling services (the "Outplacement Payment"). Such payments shall be made to Kelleher upon presentation of invoices to the Company.

                  c. Williams shall be paid the sum of $19,730.92, representing unused vacation time, upon execution of this Severance Agreement.

                  d. Williams holds options to purchase a total of 1,871,182 shares of the Company's common stock (collectively, the "Options") of which a portion are currently exercisable. A schedule of the Options is set forth on Exhibit "A" hereto. The Options are exercisable at various times through June, 2000 and April, 2009. The Company agrees that, regardless of their stated exercise and expiration dates, each of the Options is amended such that it shall be immediately exercisable from and after the date hereof through the close of business on June 30, 2003. Except as amended with respect to the date of its exercise and expiration, each of the Options shall remain in full force and effect in accordance with its terms. Williams agrees that from the date hereof through June 30, 2005 he will not on any day sell in the open market that number of shares of the Company's common stock which is greater than twenty percent (20%) of the average daily trading volume of such shares on the principal exchange or market on which such shares are traded for the three months immediately preceding the date of such sale. The Company agrees that so long as it maintains an effective Registration Statement on Form S-8, and so long as the shares underlying the Options can continue to be be included for sale and resale in such Registration Statement, the Company will include such underlying shares therein at no cost to Williams.

                  e. It is understood and agreed that the Severance Payment, the Outplacement Payment and the changes to the terms of the Options will provide Williams with compensation substantially in excess of that to which Williams would otherwise be entitled under the existing policies of the Company.

         3. No Further Obligations of the Company. The payments and other consideration and benefits to Williams set forth in this Severance Agreement shall be in lieu, and in complete discharge, of all obligations owed by the Company to Williams. Without limiting the generality of the foregoing, Williams shall have no right to receive any payments or benefits from or on behalf of the Company on account of automobiles, health, disability or life insurance or other items. Williams acknowledges he is not entitled to coverage under COBRA, as he has not previously maintained health insurance through the Company. Nothing herein shall affect Williams's rights with respect to his interests in the Company's 401(k) Plan.

         4. Conditions of Payments and Option Adjustments. The Company has agreed to provide to Williams the severance payments and benefits set forth in
Section 2(a) -(d) hereof contingent upon Williams's honoring the release of claims and covenant not to sue in favor of the Company and its Affiliates set forth in Section 12 below, and Williams's continued compliance with the other provisions of this Agreement.

         5. Non-Disclosure. Williams hereby agrees that he shall not, at any time hereafter, disclose or use for any purpose confidential information of the Company (or any of its Affiliates), except as required by applicable law or legal process; provided, however, that confidential information shall not include any information known generally to the public or ascertainable from public or published sources (other than as a result of unauthorized disclosure by Williams) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company. Williams acknowledges and agrees that the Company will suffer irreparable injury in the event of any material breach of this Section 5, that damages resulting from such injury will be incapable of being precisely measured, and that the Company will not have an adequate remedy at law to redress the harm which such violation shall cause. Therefore, Williams agrees that the Company shall have the rights and remedies of specific performance and injunctive relief, in addition to any other rights or remedies that may be available at law or in equity or under this Agreement, in respect of any failure, or threatened failure, on the part of Williams to comply with the provisions of this Section 5, including, but not limited to, temporary restraining orders and temporary injunctions to restrain any violation or threatened violation of this Section 5 by Williams.

 6. Certain Representations of Williams and the Company.

                  a. As an inducement to the Company to enter into and perform this Severance Agreement, Williams represents and warrants to the Company the following.

                           (i) All records, files, documents and equipment, all information relating to employees (other than himself), technology, Company licensees, licensors and suppliers, and any other materials that in any way relate to the business of the Company and its Affiliates which Williams has accumulated during his employment by the Company, other than information and documents publicly known or disseminated, are the property of the Company, including all duplicates and copies of any of the foregoing. All such property, including all files, letters, memoranda, reports, records, computer programs, listings or other written, photographic or other tangible material concerning the business or the financial affairs of the Company or any Affiliate has been returned to the sole possession of the Company. Williams has not retained duplicates of any of the foregoing. Nothing contained herein shall be construed to limit Williams' ability to use "know-how" which is personal to him, provided the information or documents used by him are publicly known or disseminated, or confidential to Williams or a third-party,

                           (ii) Williams has disclosed promptly in writing to the Company all inventions, ideas, discoveries, and improvements, whether or not patentable, conceived by Williams during the period of Williams's employment with the Company, whether alone or with others, and whether or not during regular business hours, or on the Company's premises or with the aid of Company materials, which pertain in any way to Williams's work with the Company or to any business activity which is or at the time of such conception may be carried on by the Company or an Affiliate. All such inventions, ideas, discoveries, and improvements are the property of the Company, to which Williams hereby assigns and transfers forever all Williams's rights, titles and interests. Williams, upon reasonable request by the Company and at the Company's sole expense, will prepare and execute applications for patents for such inventions, ideas, discoveries, and improvements, both in the United States and in foreign countries, and will do everything necessary to ensure the issuance of such patents.

                  b. As an inducement to Williams to enter into and perform this Severance Agreement, the Company represents and warrants to Williams the following.

                           (i) This Severance Agreement has been duly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, no further corporate action need be taken to effect the change in the terms of the Options set forth herein.

                           (ii) The Company has reserved, and at all times will reserve a sufficient number of unissued shares of its common stock to be issued to Williams upon exercise of the Options.

                           (iii) The persons executing this Severance Agreement on behalf of the Company are duly authorized to do so.

                           (iv) The shares underlying the Options are currently subject to an effective Registration Statement on Form S-8.

         7. Business Goodwill. At all times following the date hereof, Williams shall make no comments or take any other actions, direct or indirect, that will disparage the Company or its officers and directors in such capacity or disparage its or their business reputation or goodwill. At all times following the date hereof, the Board of Directors of the Company will take reasonable efforts to instruct its members and each officer of the Company not to make comments or take any other actions, direct or indirect, that will disparage Williams or his business reputation or goodwill. For a period of three(3) years from the date hereof, Williams agrees to provide reasonable assistance to the Company with respect to all reasonable requests to testify in connection with any legal proceeding or matter relating to the Company, including but not limited to any federal, state or local audit, proceeding or investigation, other than proceedings relating to the enforcement of this Severance Agreement or other proceedings in which Williams is a named party whose interests are adverse to those of the Company.

         8. Non-Solicitation of Employees. During the Severance Period and for a period of one (1) year thereafter, Williams shall not directly or indirectly:
(i) attempt to hire any employee of the Company or any of its Affiliates; (ii) assist in such hiring by any other person; (iii) encourage any such employee to terminate his employment with the Company or any of its Affiliates; (iv) encourage any customer of the Company or any of its Affiliates to terminate its relationship with the Company or such Affiliate; or (v) encourage any supplier of the Company or any of its Affiliates to terminate its relationship with the Company or such Affiliate. None of the foregoing shall be deemed to prohibit Williams from responding to an unsolicited request to Williams to provide a recommendation on behalf of any person.

         9. Covenant Not to Compete. During the Severance Period, and for a period of ten (10) months years thereafter, Williams may not, as an owner, officer, director, employee, agent of, or adviser or consultant to a business enterprise anywhere in the world, engage in the development or commercialization of a purgative or laxative, TNF or IL-6 as related to inflammatory bowel disease, drugs or devices used to treat ITP, or thrombospondin technology (collectively, the "Competitive Technologies"). Each of the Competitive Technologies is competitive with the technology and products which are being developed or commercialized by the Company at this time. Notwithstanding the foregoing, Williams may serve as an owner, officer, director, employee, agent of, or adviser or consultant to a business entity engaged in Competitive Technologies if Williams does not participate in any manner with the entity's activities in Competitive Technology, and if Williams is effectively screened from such participation. The Company shall have the right to be provided reasonable assurance or evidence of such screening. Williams acknowledges that the scope and term of the foregoing restriction is reasonable in light of Williams's prior roles at the Company, and will not unduly limit his ability to obtain employment in one or more areas of his expertise.

         10. Consulting Agreement. The Company and Williams may, after the date hereof, elect to enter into a Consulting Agreement which provides for Williams to consult with the Company for the purpose of negotiating the terms of a chemical supply agreement with a third-party supplier.

         11. Release by Company. The Company, for itself, its wholly owned subsidiaries and those Affiliates it controls, does hereby release and forever discharge Williams, his heirs, successors and assigns, of and from all manner of action and actions, causes of action, suits, debts, dues, accounts, covenants, contracts, agreements, judgments, claims and demands whatsoever, in law or equity, which the Company or its Affiliates ever had, now has or which its successors or assigns, or any of them, has or hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever up to and including the date of execution hereof, except for any claim or right under this Severance Agreement. The Company agrees that it shall not file a lawsuit against Williams to assert any such claims.

         12. Release by Williams.

                  a. Williams does hereby release and forever discharge the Company, its successors and assigns, and all its Affiliates, and each of their directors, officers, employees and agents of and from all manner of action and actions, causes of action, suits, debts, dues, accounts, covenants, contracts, agreements, judgments, claims, and demands whatsoever, in law or equity, including, without limitation, claims for any alleged violation of the Employment Agreement, the Civil Rights Act of 1964s and 1991, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Pennsylvania Human Relations Act and any other federal or state law, regulation or ordinance, or public policy, contract or tort law having any bearing whatsoever on the terms and conditions of employment or retirement of employment which Williams ever had, now has, or which his heirs, successors or assigns, or any of them, has or hereafter can, shall or may have, for or by reason of any cause, matter or thing whatsoever, up to and including the date hereof, except for any claim or right under this Severance Agreement. Williams agrees that he shall not file a lawsuit against the Company or any of its Affiliates to assert any such claims. Nothing in the foregoing release, however, shall affect or interfere with Williams' rights, if any, to be provided a defense, contribution and/or indemnification under any applicable federal or state law, insurance policy, or the by-laws of the Company or any of its Affiliates.

                  b. Williams acknowledges that in arriving at his decision to agree to the foregoing general release, he has not relied on any representations, promises or agreements of any kind, including oral statements by representatives of the Company, except as set forth in this Severance Agreement.

                  c. Williams acknowledges that he has carefully read and fully understands the provisions of the foregoing Severance Agreement, including in particular the general release he has granted the Company in Section 12(a), that he has had twenty-one (21) days from the date he received a copy of this Severance Agreement in which to consider entering into this Severance Agreement that if he signs and returns this Severance Agreement before the end of that twenty-one (21) day period then he will have voluntarily waived his right to consider the Severance Agreement for the full twenty-one (21) days. Williams acknowledges that he has executed this Severance Agreement voluntarily, with advice of counsel of his choice and with full knowledge of its significance, meaning and binding effect, including in particular the general release in
Section 12(a).

                  d. Williams acknowledges that he may revoke this Severance Agreement within seven (7) days of his execution of this document by submitting a written notice of such revocation to the Company. Williams also understands that this Agreement shall not become effective or enforceable until the expiration of that seven (7) day period. If Williams revokes this Severance Agreement as aforesaid, the Employment Agreement shall not be terminated, Williams will have ceased to be a Director of the Company, and Williams shall promptly return to the Company all amounts paid to him hereunder.

         13. Miscellaneous.

                  a. Complete Agreement. This Severance Agreement supersedes all prior agreements and sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment approved by the Board of Directors of the Company and executed on its behalf by a duly authorized officer, and executed by Williams.

                  b. Waiver. The failure at any time to enforce any of the provisions of this Severance Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of either party thereafter to enforce each and every provision hereof in accordance with its terms.

                  c. Governing Law; Jurisdiction. This Severance Agreement and performance under it, and all proceedings that may ensue from its breach, shall be construed in accordance with and under the laws of the Commonwealth of Pennsylvania.

                  d. Severability. Whenever possible, each provision of this Severance Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Severance Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Severance Agreement; provided, however, that the invalidity of the release contained in Section 12(a) determined as a result of litigation between Williams and the Company, shall nullify the Company's obligation to provide, and the Company shall be entitled to a return of, any and all payments made and benefits provided pursuant to this Severance Agreement.

                  e. Binding Effect; Assignment. The rights and obligations of the parties under this Severance Agreement shall be binding upon and inure to the benefit of their respective successors, assigns, executors, administrators and heirs, provided, however, that neither the Company nor Williams may assign any duties under this Severance Agreement without the prior written consent of the other.

                  f. Notices. All notices and other communications under this Severance Agreement shall be in writing and shall be given in person or by telecopy or, overnight delivery service (e.g., Federal Express), and shall be deemed to have been duly given when delivered personally or by overnight delivery, or one day after transmission of a telecopy, as the case may be, to the respective persons named below:

         If to the Company:                 InKine Pharmaceutical Company, Inc.
                                            1720 Walton Road, Suite 200
                                            Blue Bell, PA 19422
                                            Attn: Chairman

         If to Williams:                    Taffy J. Williams, Ph.D.
                                            103 Colwyn Terrace
                                            Lansdale, PA 19446

                  g. Advice of Counsel. Williams acknowledges that he has been advised by the Company to consult with legal counsel of his own choosing with respect to the subject matter and the terms of this Severance Agreement, that he has done so and that this Agreement is the product of negotiations between the Company and Williams.

                  h. Confidentiality. Williams and the Company agree to keep confidential the existence of this Agreement and the terms unless otherwise required by law, rule or regulation. Notwithstanding the foregoing, Williams may disclose the terms of this Agreement to his financial advisers and family members, subject to such persons' agreeing to maintain the confidentiality hereof in accordance with the first sentence of this Section 12(h).

         IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement as of the date first above written.


Attest:                                     INKINE PHARMACEUTICAL COMPANY, INC


   /s/  Robert F. Apple                     By:     /s/  Leonard S. Jacob
---------------------------                    -------------------------------
         Secretary                                        President


                                                   /s/  Taffy J. Williams
                                               -------------------------------
                                                      TAFFY J. WILLIAMS

                             Schedule A - agreement

OPTION TOTAL      1,871,182                      Today's date         02-Nov-99

GRANT          GRANT        VEST           GRANT           NUMBER      EXERCISE
NUMBER         DATE         DATE                           VESTED       PRICE
------         -----        ----                           ------       -----

     1    09-Jun-95      01-Jan-95          100,000        50,000       $1.13
     1                   09-Jun-96                         25,000       $1.13
     1                   09-Jun-97                         25,000       $1.13
     2    15-Jun-96      15-Jun-97           60,000        20,000       $0.88
     2                   15-Jun-98                         20,000       $0.88
     2                   15-Jun-99                         20,000       $0.88
     3    10-Dec-96      10-Dec-96           40,000        40,000       $0.50
     4    03-Jan-97      06-Nov-97          500,000       500,000       $0.61
     4                   06-Dec-97        1,071,182        29,755       $1.00
     4                   06-Jan-98                         29,755       $1.00
     4                   06-Feb-98                         29,755       $1.00
     4                   06-Mar-98                         29,755       $1.00
     4                   06-Apr-98                         29,755       $1.00
     4                   06-May-98                         29,755       $1.00
     4                   06-Jun-98                         29,755       $1.00
     4                   06-Jul-98                         29,755       $1.00
     4                   06-Aug-98                         29,755       $1.00
     4                   06-Sep-98                         29,755       $1.00
     4                   06-Oct-98                         29,755       $1.00
     4                   06-Nov-98                         29,755       $1.00
     4                   06-Dec-98                         29,755       $1.00
     4                   06-Jan-99                         29,755       $1.00
     4                   06-Feb-99                         29,755       $1.00
     4                   06-Mar-99                         29,755       $1.00
     4                   06-Apr-99                         29,755       $1.00
     4                   06-May-99                         29,755       $1.00
     4                   06-Jun-99                         29,755       $1.00
     4                   06-Jul-99                         29,755       $1.00
     4                   06-Aug-99                         29,755       $1.00
     4                   06-Sep-99                         29,755       $1.00
     4                   06-Oct-99                         29,755       $1.00
     4                   06-Nov-99                         29,755       $1.00
     4                   06-Dec-99                         29,755       $1.00
     4                   06-Jan-00                         29,755       $1.00
     4                   06-Feb-00                         29,755       $1.00
     4                   06-Mar-00                         29,755       $1.00
     4                   06-Apr-00                         29,755       $1.00
     4                   06-May-00                         29,755       $1.00
     4                   06-Jun-00                         29,755       $1.00
     4                   06-Jul-00                         29,755       $1.00
     4                   06-Aug-00                         29,755       $1.00
     4                   06-Sep-00                         29,755       $1.00
     4                   06-Oct-00                         29,755       $1.00
     4                   06-Nov-00                         29,755       $1.00
     5    13-Apr-99                                       100,000       $1.38